Wintrust Financial Corporation
                727 North Bank Lane, Lake Forest, Illinois 60045

                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE                                    May 26, 2005
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FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com

                    WINTRUST FINANCIAL CORPORATION TERMINATES
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                        EXISTING SHAREHOLDER RIGHTS PLAN
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         LAKE FOREST, ILLINOIS - Wintrust Financial Corporation ("Wintrust")
(Nasdaq: WTFC) announced today that its Board of Directors has approved an amendment to the company's existing shareholder rights plan, commonly referred to as a "poison pill," to accelerate the final expiration date of the purchase rights issued under the plan. Under the terms of the amendment, the rights will now expire at the close of business on June 30, 2005, rather than July 31, 2008, as initially provided under the plan. The shareholder rights plan will terminate upon the expiration of the purchase rights.

         "We believe this action is consistent with the highest standards of good corporate governance, and we have taken this action to better align the company's interests with those of its shareholders," said Edward J. Wehmer, President and CEO of Wintrust.

ABOUT WINTRUST
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         Wintrust is a financial holding company with assets of approximately $7 billion whose common stock is traded on the Nasdaq Stock Market (Nasdaq: WTFC). Wintrust operates 13 community bank subsidiaries that are located in the greater Chicago and Milwaukee market areas. Additionally, the Company operates various non-bank subsidiaries including one of the largest commercial insurance premium finance companies operating in the United States, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, companies engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services including broker-dealer, money management services, advisory services, and trust and estate services. As of March 31, 2005, Wintrust operated a total of 58 banking offices and is in the process of constructing several additional branch facilities. All of the Company's banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing bank groups in Illinois.

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